UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 31, 2023
MYR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08325	36-3158643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12121 Grant Street,		Suite 610
Thornton,	CO		80241
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code:  (303) 286-8000
None
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MYRG	The Nasdaq Stock Market, LLC
(Nasdaq Global Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement.
The information described below under “Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is hereby incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 31, 2023, MYR Group Inc. (the “Company”) entered into a five-year third amended and restated credit agreement (the “Credit Agreement”) which provides a revolving credit facility of $490 million (the “Facility”) with a syndicate of banks led by JPMorgan Chase Bank, N.A. and Bank of America, N.A. The Facility allows for revolving loans in Canadian dollars and other non-US currencies, up to the U.S. dollar equivalent of $150 million. Of the Facility, up to $75 million may be used for letters of credit, with an additional $75 million available for letters of credit, subject to the sole discretion of each issuing bank. The Facility also allows for $15 million to be used for swingline loans. The Company has an expansion option to increase the commitments under the Facility or enter into incremental term loans, subject to certain conditions, by up to an additional $200 million upon receipt of additional commitments from new or existing lenders. Borrowings under the Credit Agreement are expected to be used to refinance existing indebtedness, and to provide for future working capital, capital expenditures, acquisitions and other general corporate purposes.
The Credit Agreement amends and restates the Company’s five-year second amended and restated credit agreement, dated September 13, 2019, which included a $375 million revolving credit facility and a $200 million expansion option.
Amounts borrowed under the Credit Agreement bear interest, at the Company’s option, at a rate equal to either (1) the Alternate Base Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 0.25% to 1.00%; or (2) the Term Benchmark Rate (as defined in the Credit Agreement) plus an applicable margin ranging from 1.25% to 2.00%. The applicable margin is determined based on the Company’s Net Leverage Ratio (as defined in the Credit Agreement). The Credit Agreement establishes Adjusted Term Secured Overnight Financing Rate (“SOFR”) (as defined in the Credit Agreement) as the benchmark rate, in replacement of LIBOR. Letters of credit issued under the Facility are subject to a letter of credit fee of 1.25% to 2.00% for non-performance letters of credit or 0.625% to 1.00% for performance letters of credit, based on the Company’s Net Leverage Ratio. The Company is also subject to a commitment fee of 0.20% to 0.30% on any unused portion of the Facility, based on the Company’s Net Leverage Ratio, on any unused portion of the Facility. The Credit Agreement restricts certain types of payments when the Company’s Net Leverage Ratio, after giving pro forma effect thereto, exceeds 2.75.
On May 31, 2023, the Company and certain of its subsidiaries also entered into an Amended and Restated Pledge and Security Agreement and certain subsidiaries of the Company also entered into an Amended and Restated Guaranty in connection with the entry into the Credit Agreement. Subject to certain exceptions, the Facility is secured by substantially all of the assets of the Company and its domestic subsidiaries and by a pledge of substantially all of the capital stock of the Company’s domestic subsidiaries and 65% of the capital stock of the direct foreign subsidiaries of the Company. Additionally, subject to certain exceptions, the Company’s domestic subsidiaries also guarantee the repayment of all amounts due under the Credit Agreement. The Credit Agreement provides for customary events of default. If an event of default occurs and is continuing, on the terms and subject to the conditions set forth in the Credit Agreement, amounts outstanding under the Facility may be accelerated and may become or be declared immediately due and payable.
Under the Credit Agreement, the Company is subject to certain financial covenants including a maximum Net Leverage Ratio of 3.0 and a minimum Interest Coverage Ratio (as defined in the Credit Agreement) of 3.0. The Credit Agreement also contains a number of covenants including limitations on asset sales, investments, indebtedness and liens. Under the Credit Agreement, the limitation on permitted indebtedness to finance capital assets was increased from $100 million to $125 million, and a securitization of up to $50 million is now permitted.
JPMorgan Chase Bank, N.A. and BofA Securities, Inc., which acted as Joint Lead Arrangers and as Joint Bookrunners for the Credit Agreement, and certain of the lenders and their respective affiliates have from time to time in the past provided financial services to the Company and its subsidiaries for which they have received customary fees.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYR GROUP INC.

Dated: June 2, 2023	By:	/s/ KELLY M. HUNTINGTON
		Name:	Kelly M. Huntington
		Title:	Senior Vice President and Chief Financial Officer